Exhibit 10.2

SECOND AMENDMENT TO ISSUING AND PAYING AGENCY AGREEMENT

The Bank of New York, as Issuing and Paying Agent
101 Barclay Street, Floor 8 West
New York, New York 10286

Attn: Corporate Trust Administration

Re: Cardinal Health, Inc.

Ladies and Gentlemen:

This letter (the “Second Amendment”) sets forth the understanding between you and Cardinal Health, Inc. (the “Company”), whereby we have agreed to amend that certain Issuing and Paying Agency Agreement by and between you and the Company dated August 9, 2006 and amended February 28, 2007 (the “Issuing and Paying Agency Agreement”) in order to increase to $1,750,000,000 the limit as to the aggregate principal amount of commercial paper notes which may be outstanding at any given time pursuant to such agreement.

1.    Defined Terms. Unless the context as used herein requires otherwise, capitalized terms used but not defined in this Second Amendment shall have the meaning given to them in the Issuing and Paying Agency Agreement.

2.     Amendment. Paragraph 4(a)(i) of the Issuing and Paying Agency Agreement is hereby deleted in its entirety and restated as follows:

(i)    date each such Certificated CP Note the date of issuance thereof (which shall be a Business Day) and insert the maturity date thereof (provided that the Authorized Representative or Dealer Representative shall ensure that such date is a Business Day and that it shall not be more than 364 days from the date of issue and that the aggregate principal amount of CP Notes outstanding shall not exceed $1,750,000,000) and the face amount (provided that the Authorized Representative or the Dealer Representative shall ensure that such face amount is not less than $250,000) thereof in figures;

3.    No Other Modifications. Except as expressly provided in this Second Amendment, all of the terms and conditions of the Issuing and Paying Agency Agreement shall remain unchanged and in full force and effect.

4.    Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.    Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.    Conflict. In the event of any inconsistency or conflict between this Second Amendment and the Issuing and Paying Agency Agreement, the terms, provisions and conditions of this Second Amendment shall govern and control.

7.    Counterparts. This Second Amendment may be executed in separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

(Signatures on following page.)

If the foregoing is acceptable to you, please indicate your agreement therewith by signing one or more counterparts of this Second Amendment in the space provided below, and returning such signed counterpart(s) to the Company, whereupon this letter when signed by you and the Company, will become a binding agreement between us.

CARDINAL HEALTH, INC.
By:	/s/ Sam Samad
Name:	Sam Samad

Agreed to and Accepted
This 23rd day of November, 2016

The Bank of New York, as Issuing and Paying Agent

By:	/s/ Mary Miselis
Name:	Mary Miselis